KENTUCKY FIRST BANCORP, INC.

                             STOCK OPTION AGREEMENT



     A STOCK OPTION for a total of 1,389 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Kentucky First Bancorp, Inc. (the "Company") is hereby granted to Charles S. Brunker, a director of the Company (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions as set forth in this agreement (the "Option"). Such grant was not made pursuant to the terms of the Kentucky First Bancorp, Inc. Stock Option and Incentive Plan. Such Option does not constitute options granted under Section 422 of the Internal Revenue --- Code of 1986, as amended (the "Code").

     1. Option Price.  The option price is $17.00 for each share,  being 100% of
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the fair  market  value,  and  representing  the  average of the highest and the lowest selling price of the Common Stock as reported on the American Stock Exchange on the date hereof.

     2. Exercise of Option.  This Option shall be  immediately  exercisable  and
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shall be exercisable until February 24, 2013.

     (i) Method of  Exercise.  This  Option  shall be  exercisable  by a written
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notice which shall:

          (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

          (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

          (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

          (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock owned for more than six months, or such combination of cash and Common Stock owned for more than six months as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (ii)  Restrictions  on  Exercise.  The Option may not be  exercised  if the
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issuance of the shares upon such  exercise  would  constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     The Common Stock to be offered as a result of the exercise of the Option is being registered by the Company with the Securities and Exchange Commission on a registration statement on Form S-8.

     3. Withholding.  The Optionee hereby agrees that the exercise of the Option
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or any  installment  thereof  will not be  effective,  and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise. The amount of the withholding requirement shall be the applicable statutory minimum federal, state or local income tax with respect to the award on the date that the amount of tax is to be withheld.

     4. Non-Transferability of Option. This Option may not be transferred in any
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manner otherwise than by will or the laws of descent or distribution.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

                                     KENTUCKY FIRST BANCORP, INC.


February 24, 2003                    By:/s/William Morris
-----------------                       ----------------------------------------
Date of Grant                           Its: Chairman of the Board


                                     Attest:Betty J. Long
                                            ------------------------------------



(Seal)

                           STOCK OPTION EXERCISE FORM



                               ------------------
                                      Date


Treasurer
Kentucky First Bancorp, Inc.
306 North Main Street
Cynthiana, Kentucky 41031-1210



Dear Sir:

     The undersigned elects to exercise his Option to purchase shares, par value $.01 per share, of Common Stock of Kentucky First Bancorp, Inc. under and pursuant to a Stock Option Agreement dated February 24, 2003. Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

         $_________        of cash or check
         $_________        in the form of ________    shares of Common Stock,
                           valued at $________    per share, which shares I have
                           owned for more than six months.
         $                           TOTAL
          ========

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name____________________________________________________________________________
Address_________________________________________________________________________
       _________________________________________________________________________
Social Security Number_________________________________________________


                                          Very truly yours,


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